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                                                                     Exhibit 4.3




                            STOCK PURCHASE AGREEMENT

      AGREEMENT made as of this 27th day of August, 1996 by and among (i) OptiMark Technologies, Inc., a Delaware corporation (the "Company'), and (ii) General Atlantic Partners 35, L.P., a Delaware limited partnership, GAP Coinvestment Partners, L.P., a New York limited partnership, Dow Jones & Company, Inc., a Delaware corporation, and Alice L. Walton, individually (collectively, the "Investors").

SECTION 1 DEFINITIONS

      In addition to other capitalized terms defined elsewhere herein, the following terms shall have the indicated meanings:

      1.1 "1933 Act" means the Securities Act of 1933, as amended.

      1.2 "Affiliate" of the Company means any corporation or other entity that is or ever would have been considered a single employer with the Company under ERISA ss. 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA ss. 302(d)(8)(C).

      1.3 "Audited Financial Statements" means the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1994 and December 31, 1995, and the related statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the 12-month periods then ended (together with the notes thereto), copies of which have been delivered to the Investors.

      1.4 "Board" means the board of directors of the Company as constituted from time to time.

      1.5 "Certificate of Incorporation" means the Certificate of Incorporation of the Company, including the Certificate of Designation with respect to the Preferred Stock approved by the Board pursuant to ss. 151 of the Delaware General Corporation Law.

      1.6 "Code" means the Internal Revenue Code of 1986, as amended. For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections.

      1.7 "Common Stock" means the common stock of the Company, $.0l par value per share.

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      1.8 "Consent of the Investors" means the vote at a meeting or executed written consents in lieu of a meeting of one or more Investors owning at least two-thirds of the Preferred Shares (including for such purposes, on a proportional basis, any Conversion Shares into which any of the Preferred Shares have been converted and not sold to the public).

      1.9 "Conversion Shares" means the shares of Common Stock or any successor class of capital stock of the Company hereafter issued or issuable upon conversion of the Preferred Shares.

      1.10 "Copyrights" means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

      1.11 "Critical Design Review" means a detailed design review of the Company's OptiMark(TM) software that focuses upon the determination of the acceptability of the design, performance, and test characteristics of the design solution, and on the adequacy of the operation and support documents. The purpose of this review will be to (a) determine that the detail design of the system under review satisfies the performance and engineering specialty requirements of the development specification, (b) establish the detail design compatibility between the system and other items of equipment, facilities, computer software and personnel that the system will interface to or interact with, (c) assess risk areas (on a technical, cost, and schedule basis), and (d) review the hardware specifications.

      1.12 "Employee Program" means (a) all employee benefit plans within the meaning of ERISA ss. 3(3), including but not limited to multiple employer welfare arrangements (within the meaning of ERISA ss. 3(40)), plans to which more than one unaffiliated employer contributes, and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and
(b) all stock or cash option plans, restricted stock plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (a) above. In the case of an Employee Program funded through an organization described in Code ss. 501(c)(9), each reference to such Employee Program shall include a reference to such organization. An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

      1.13 "Environmental Laws" means and includes any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the federal, state or local level, whether existing as of the date hereof or subsequently enacted.

      1.14 "ERISA" means the Employee Retirement Income Security Acto of 1974, as amended.


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      1.15 "Financial Statements" means and includes both the Audited Financial
Statements and the Unaudited Financial Statements, copies of both of which have been delivered to the Investors.

      1.16 "Hazardous Material" means and includes any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law.

      1.17 "Intellectual Property" means and includes Copyrights, Internet Assets, Patents, Trade Secrets, Trademarks, Software and other proprietary rights.

      1.18 "Internet Assets" means any internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

      1.19 "Investors" includes the Investors and their successors and assigns with respect to the Securities.

      1.20 "IRS" means the Internal Revenue Service.

      1.21 "Judgment" means any judgment, injunction, writ, award, decree or order of any nature from any arbitrator, court or governmental agency.

      1.22 "Liabilities" means and includes any indebtedness, liabilities, guaranties or other obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, asserted or unasserted, including without limitation liabilities arising from the Restructuring.

      1.23 "Lien" means and includes any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences), including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease obligation, or any financing lease having substantially the same economic effect as any of the foregoing.

      1.24 "Losses" means and includes losses, claims, damages, causes of action, liabilities, penalties, fines and related interest and expenses, including reasonable attorneys' fees and disbursements, and costs of investigation, litigation, arbitration, enforcement and indemnification.

      1.25 "Material Contracts" means and includes any employment contract; stock redemption or purchase agreement; loan, capital lease or other financing agreement; license, distributor, sales representation or OEM agreement; agreements with any officers, directors, employees or


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stockholders of the Company or any persons related to or affiliated with any such persons; leases; agreements relating to the licensing, distribution, development or maintenance of Software and related hardware; agreements with customers of the Company; powers of attorney; pension, profit-sharing, retirement or stock option plans; any other contract, obligation or commitment (whether written or oral) involving actual or potential consideration of more than $100,000; or any contract, obligation or commitment not entered into in the ordinary course of business.

      1.26 "Multiemployer Plan" means an Employer Program to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

      1.27 "Outstanding Rights" means and includes (a) the rights of PSE to purchase up to 526,000 shares of Common Stock at an exercise price of $7.33 per share, under the PSE Warrant, (b) the rights of certain existing and former employees of the Company to purchase up to 320,000 shares of Common Stock at an exercise price of $6.00 per share, under outstanding warrants and outstanding options issued under the Stock Option Plan, (c) the right of Alan S. Danson to purchase up to 50,000 shares of Common Stock at an exercise price of $6.00 per share under an outstanding warrant, and (d) the rights of future grantees to purchase up to 491,567 shares of Common Stock reserved for issuance upon exercise of ungranted options under the Stock Option Plan (as such Plan may be amended from time to time), at an exercise price of not less than $6.00 per share; in each case subject to appropriate adjustment for all subdivisions and combinations.

      1.28 "Patents" means any foreign or United States patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

      1.29 "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental agency or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

      1.30 "Preferred Shares" means the 2,182,812 shares of Preferred Stock being sold by the Company to the Investors pursuant to this Agreement.

      1.31 "Preferred Stock" means the Company's Series A Convertible Participating Preferred Stock, $.01 par value per share, the rights, privileges, preferences, limitations and qualifications of which are set forth in the Certificate of Designation filed by the Company with the Delaware Secretary of State.

      1.32 "PSE" means The Pacific Stock Exchange Incorporated.

      1.33 "PSE-OptiMark Agreement" means the PSE-OptiMark Agreement of even date between PSE and the Company.


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      1.34 "PSE Revenue Sharing Agreement" means the Revenue Sharing Agreement of even date between the Company and PSE.

      1.35 "PSE Warrant" means the Common Stock Purchase Warrant of even date issued by the Company in favor of PSE.

      1.36 "Registration Rights Agreement" means the Registration Rights Agreement of even date among the Company, the Investors, and PSE.

      1.37 "Requirement of Law" means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license, franchise or Judgment, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

      1.38 "Restructuring" means the divestiture of certain assets and restructuring of the Company and its Subsidiaries described in the Company's Information Statement to its shareholders dated April 11, 1996 and in the undated memorandum entitled "Restructuring" (a copy of each of which has been provided to the Investors), which closed effective May 31, 1996.

      1.39 "SEC" means the United States Securities and Exchange Commission.

      1.40 "Securities Laws" means and includes the 1933 Act and all other applicable federal, state and foreign securities laws.

      1.41 "Securities" means and includes both the Preferred Shares and the Conversion Shares.

      1.42 "Software" means any computer software programs, source code, object code, data and related documentation.

      1.43 "Stock Option Plan" means the Company's Incentive Stock Option Plan, a copy of which has been delivered to the Investors.

      1.44 "Stockholders Agreement" means the Stockholders Agreement of even date among the Company, the Investors, the Voting Committee Members and certain stockholders of the Company.

      1.45 "Subsidiary" means any corporation or other entity (a) a majority of which is owned or previously was owned by the Company, or (b) which the Company otherwise directly or indirectly controls or previously controlled.

      1.46 "Taxes" means and includes all federal, state, local, foreign and other taxes and governmental assessments and levies, including without limitation income taxes, alternative


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minimum taxes, sales taxes, franchise taxes, excise taxes, employment and payroll taxes, estimated taxes, withholding taxes, transfer taxes, and all associated fines, penalties and interest.

      1.47 "Trade Secrets" means and includes any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blueprints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

      1.48 "Trademarks" means and includes any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

      1.49 "Transaction Documents" means collectively this Agreement, the Certificate of Designation, the Stockholders Agreement, the Registration Rights Agreement, the Employment, Trade Secret and NonCompetition Agreements between the Company and Messrs. Lupien and Rickard, the PSE-OptiMark Agreement, the PSE Revenue Sharing Agreement and the PSE Warrant.

      1.50 "Unaudited Financial Statements" means the unaudited consolidated balance sheet as of June 30, 1996 of the Company and its Subsidiaries as of that date, and the related statement of income of the Company and its Subsidiaries for the six-month period then ended. The income statement included in the Unaudited Financial Statements includes the results of Subsidiaries of the Company that were divested in connection with the Restructuring.

      1.51 "Voting Agreement' means the Voting Agreement dated July 17, 1996 among some of the stockholders of the Company.

SECTION 2 TERMS OF PURCHASE

      2.1 Description of Securities. The Company has authorized the issuance and sale of the Preferred Shares to the Investors for a purchase price of $7.33 per Preferred Share. The Preferred Shares shall be sold in two sequential closings of 654,844 shares (30%) (the "First Closing") and 1,527,968 shares (70%) (the "Second Closing"), respectively, divided among the Investors as set forth opposite such Investor's name in Schedule 2.1 hereto. The Company has authorized and has reserved, and covenants to continue to reserve, a sufficient number of shares of Common Stock to satisfy the rights of conversion of the holders of the Preferred Shares.

      2.2 First Closing. The First Closing is occurring simultaneously with the parties' execution and delivery of this Agreement. At the First Closing, the Company is issuing and selling to each of the Investors, and each Investor severally and not jointly is purchasing from the Company, the number of Preferred Shares set forth opposite such Investor's name in Schedule 2.1. At the First Closing, the following is occurring:


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            (a) The Company is executing and delivering to the Investors certificates evidencing the Preferred Shares being purchased.

            (b) The Company is delivering to the Investors evidence of the filing of the Certificate of Designation with the Delaware Secretary of State.

            (c) The Company, the Investors, the Voting Committee Members and certain stockholders of the Company are mutually executing and delivering the Stockholders Agreement.

            (d) The Company, the Investors, and PSE are mutually executing and delivering the Registration Rights Agreement.

            (e) The Company and PSE are mutually executing and delivering the PSE-OptiMark Agreement, the PSE Warrant, and the PSE Revenue Sharing Agreement.

            (f) The Company is entering into Employment, Trade Secret and NonCompetition Agreements with each of William A. Lupien and John T. ("Terry") Rickard.

            (g) The Company is delivering to the Investors an Officer's Certificate of even date as to (i) the due adoption and continuing effectiveness of the resolutions of the Board, attached thereto, approving the Transaction Documents and all transactions contemplated thereby, (ii) the accuracy and continuing effectiveness of the Certificate of Incorporation and Bylaws of the Company attached thereto, and (iii) the incumbency and specimen signature of each officer executing the Transaction Documents and the other closing documents on behalf of the Company.

            (h) The Company is delivering to the Investors a written opinion of counsel to the Company of even date as to certain legal matters of importance to the Investors (the "First Legal Opinion").

            (i) The Company is executing and delivering to the Investors a side letter as to the Financial Statements and certain Restructuring documents.

            (j) The Investors severally and not jointly are making the payment for the Preferred Shares being purchased, by wire transfer to the Company.

      2.3 Second Closing.

            (a) The Second Closing shall occur one week following both (i) retention of a Chief Technical Officer by the Company, and (ii) completion of a Critical Design Review and approval of the Critical Design Review by a special vote of the Board in accordance with ss. 6.6 of the Stockholders Agreement. If the Second Closing has not occurred by January 31, 1997, the obligations of the parties under this ss. 2.3 shall be null and void.


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            (b) The obligation of the Investors to purchase the Preferred Shares set forth opposite each Investor's name in Schedule 2.1 at the Second Closing and to pay the purchase price therefor at the Second Closing shall be subject to the satisfaction, or waiver by a Consent of the Investors, of the following conditions on the date of the Second Closing:

                  (i) The representations and warranties of the Company contained in Section 3 hereof shall be true and correct in all material respects on and as of the date of the Second Closing as if made at and on such date.

                  (ii) The Company shall have performed and complied in all material respects with all of its covenants and conditions set forth herein that are required to be performed or complied with by the Company on or before the date of the Second Closing.

                  (iii) The Company shall have delivered to the Investors an Officer's Certificate dated as of the Second Closing as to (i) the due adoption and continuing effectiveness of the resolutions of the Board, attached thereto, approving the Transaction Documents and all transactions contemplated thereby,
(ii) the accuracy and continuing effectiveness of the Certificate of Incorporation and Bylaws of the Company attached thereto, and (iii) the incumbency and specimen signature of each officer executing the Transaction Documents and the other closing documents on behalf of the Company.

                  (iv) The Investors shall have received a certificate from the Company, in form and substance reasonably satisfactory to the Investors (as determined by a Consent of the Investors), dated the date of the Second Closing and signed by the Chief Executive Officer of the Company, certifying that (A) the representations and warranties of the Company contained in Section 3 hereof are true and correct in all material respects on and as of the date of the Second Closing as if made at and on such date and (B) the Company has performed and complied in all material respects with all of the covenants and conditions set forth herein that are required to be performed or complied with by the Company on or before the date of the Second Closing.

                  (v) The Investors shall have received an opinion of counsel to the Company, dated as of the date of the Second Closing, substantially in the form of the First Legal Opinion.

                  (vi) OptiMark Licensing, Ltd. shall have irrevocably offered to Investors an opportunity to invest in OptiMark Licensing, Ltd., in accordance with and to the extent described by the Subscription Documents dated July 31, 1996 previously delivered to the Investors such offer to expire not earlier than September 13, 1996.

            (c) At the Second Closing, the Company shall issue and sell to each of the Investors, and each Investor severally and not jointly shall purchase from the Company, the number of Preferred Shares set forth opposite such Investor's name in Schedule 2.1. At the Second Closing, the following shall occur:


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                  (i) The Company shall execute and deliver to the Investors or their designated nominees certificates evidencing the Preferred Shares so purchased.

                  (ii) The Investors shall deliver the purchase price for such Preferred Shares to the Company by wire transfer.

SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      To induce the Investors to enter into and consummate this Agreement, the Company hereby represents and warrants to the Investors as follows:

      3.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction in which the failure to qualify would have a material adverse effect on the Company. The Company has all required corporate power and authority to own and operate its property, to lease the property it operates as lessee, to carry on its business as presently conducted or contemplated, to enter into and perform the Transaction Documents and the agreements contemplated thereby, and generally to carry out the transactions contemplated hereby and thereby. Except as set forth on Schedule 3.1, the Company does not own or lease property in any jurisdiction other than its jurisdiction of incorporation and the jurisdictions in which it is qualified to do business as a foreign corporation. The copies of the Certificate of Incorporation and Bylaws of the Company, each as amended to date, which have been furnished to counsel for the Investors, are correct and complete at the date hereof. The Company is not in violation of any term of its Certificate of Incorporation or Bylaws.

      3.2 Authorization. The Transaction Documents and all documents and instruments executed pursuant thereto have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms against the Company. The execution, delivery and performance of the Transaction Documents and all documents and instruments contemplated thereby and the delivery and issuance of the Preferred Shares and, upon conversion of the Preferred Shares, the Conversion Shares have been duly authorized by all necessary corporate or other action of the Company. Other than routine filing of a Form D with the SEC and any required filings under state securities laws, no consent, approval or authorization of, or designation, declaration or filing with, any Person, and no lapse of a waiting period, is required of the Company in connection with the execution, delivery and performance of the Transaction Documents, or the issuance and delivery by the Company of the Preferred Shares in accordance with the terms of this Agreement and, upon conversion of the Preferred Shares, the Conversion Shares, or the performance or consummation of any other transaction contemplated thereby.

      3.3 Non-Contravention. The execution, delivery and performance by the Company of the Transaction Documents and each of the other agreements and instruments to which it is a party and which are contemplated thereby will not
(a) conflict with or result in any default under (i) any


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contract, obligation or commitment of the Company, or (ii) any provision of the
Certificate of Incorporation or Bylaws of the Company or any amendment thereof;
(b) result in the creation of any Lien of any nature upon any of the properties or assets of the Company; or (c) violate any Judgment or Requirement of Law applicable to the Company. The Company has not previously entered into any contract, obligation or commitment which is currently in effect or by which the Company is currently bound, granting any rights to any Person which are inconsistent with the rights to be granted by the Company in the Transaction Documents or any of the agreements contemplated by the Transaction Documents.

      3.4 Capitalization of the Company.

            (a) The authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, of which 6,638,433 shares are actually outstanding as of the First Closing, and (ii) 10,000,000 shares of Preferred Stock, none of which are outstanding except for the Preferred Shares. No Certificate of Designation has been filed with the Delaware Secretary of State with respect to the Preferred Stock except the Certificate of Designation for the Preferred Shares. All outstanding shares of Common Stock are duly and validly issued, fully paid and nonassessable. The Company has reserved an aggregate of 2,182,812 shares of Common Stock for issuance upon conversion of the Preferred Shares. Except for the Outstanding Rights, the Company has not issued any other shares of its capital stock and there are no outstanding warrants, options or other rights to purchase or acquire any of such shares or other securities of the Company, nor are there any outstanding warrants, options or other rights to acquire any such convertible securities. All of the outstanding shares of capital stock of the Company (including the Preferred Shares) have been offered, issued, sold and delivered in compliance with all applicable federal and state securities laws. The Preferred Shares have been duly and validly authorized and, when delivered and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable. The Preferred Shares are convertible into 2,182,812 shares of Common Stock which will represent, as of the Second Closing, approximately 21.38% of the Common Stock on a fully-diluted basis after giving effect to the issuance of all shares reserved for issuance under the Outstanding Rights. The Conversion Shares are duly authorized and, when issued in compliance with the Company's Certificate of Incorporation, will be validly issued, fully paid and nonassessable and will be issued in compliance with the registration and qualification requirements of all applicable federal and state securities laws.

            (b) There are no preemptive rights or rights of first refusal with respect to the issuance or sale of the Company's capital stock, other than rights to which holders of the Preferred Shares and the Conversion Shares are entitled as set forth in the Stockholders Agreement. No Person claims to have or, to the best of the Company's knowledge, has any right to claim any interest in the Company's capital stock. There are no restrictions on the transfer of the Company's capital stock other than those arising from the Securities Laws and the Stockholders Agreement. There are no rights, obligations, or restrictions on the voting of any of the Company's capital stock, except under the Voting Agreement, or the registration of such capital stock for offering to the public pursuant to the 1933 Act. The outstanding shares of the Company's capital stock, before giving effect to the


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transactions contemplated by this Agreement, are held of record and beneficially by the persons identified in Schedule 3.4 in the amounts indicated therein.

            (c) Except as otherwise set forth on Schedule 3.4, the Company owns no Subsidiaries or investments in any other corporation or business organization.

      3.5 Financial Statements. The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, except that the Unaudited Financial Statements have been prepared without footnote disclosures and year-end audit adjustments, which will not, in any event, be material. All of such Financial Statements fairly represent the financial condition of the Company and its Subsidiaries as of the date thereof, and are true, correct and complete as of the date thereof in all material respects. Nothing has come to the attention of the management of the Company since such dates which would indicate that the Financial Statements were not true and correct as of the date thereof.

      3.6 Absence of Undisclosed Liabilities. Between the date of the Unaudited Financial Statements and the First Closing, except as and to the extent disclosed in Schedule 3.6, the Company did not incur any Liabilities that are
(a) individually in excess of $100,000 or (b) in the aggregate in excess of $250,000, other than (i) Liabilities fully and adequately reflected or reserved against on the Financial Statements and (ii) Liabilities incurred in the ordinary course of business. As of the date of the First Closing, the Company has no knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to any Liabilities of the Company except in the ordinary course of business or as otherwise set forth on Schedule 3.6.

      3.7 Absence of Certain Developments. Except as disclosed in Schedule 3.7, between the date of the Unaudited Financial Statements and the First Closing, there was (i) no material adverse change in the condition, financial or otherwise, of the Company or in the assets, liabilities, business or prospects of the Company, (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company, (iii) no waiver of any right of the Company or cancellation of any debt or claim held by the Company,
(iv) no loan by the Company to any officer, director, employee or stockholder of the Company, any affiliates of any of the foregoing, or any agreement or commitment therefor, (v) no material loss, destruction or damage to any property of the Company, whether or not insured, (vi) no labor trouble involving the Company and no material change in the personnel of the Company or the terms and conditions of their employment, and (vii) no acquisition or disposition of any assets (or any contract or arrangement therefor) nor any other transaction by the Company otherwise than for fair value in the ordinary course of business.

      3.8 Accounts Receivable. Except as disclosed on Schedule 3.8, the Company has no accounts receivable from any Person which is affiliated with the Company or any of its directors, officers, employees or shareholders or any affiliates of any of the foregoing.


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      3.9 Debt. Schedule 3.9 sets forth as of the First Closing (a) a list of all agreements for incurring of indebtedness for borrowed money to which the Company is a party, (b) the amount of all indebtedness under each such agreement, (c) the Liens that relate to such indebtedness and that encumber the assets of the Company, and (d) the name of the lender thereof. None of the obligations pursuant to such agreements are subject to acceleration by reason of the consummation of the transactions contemplated hereby, nor would the execution of the Transaction Documents or the consummation of the transactions contemplated thereby result in any default under such agreements.

      3.10 Title to Properties. The Company has good and marketable title to all of its properties and assets (other than Intellectual Property, which is addressed by ss. 3.13 below), free and clear of all Liens, and such properties and assets constitute all of the assets necessary for the conduct of the Company's business as presently conducted and as presently contemplated to be conducted. All machinery and equipment included in such properties which is necessary to the business of the Company is in good condition and repair and all leases of real or personal property to which the Company is a party are in full force and effect and afford the Company peaceful and undisturbed possession of the subject matter of the lease. The Company is not in violation of any Requirement of Law applicable to the operation of its owned or leased properties, nor has the Company received any written notice of violation with which it has not complied.

      3.11 Tax Matters.

            (a) The Company has paid or caused to be paid all Taxes required to be paid by it through the date hereof whether disputed or not. All Taxes which the Company is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. The Company has, in accordance with applicable law, timely and properly filed all Tax returns required to be filed by it through the date hereof, all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period, and any deductions from, or credits against, any Taxes or taxable income relating to such returns are in all material respects valid and proper items of deduction or credit.

            (b) Neither the IRS nor any other governmental authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes. The Company has never entered into a closing agreement pursuant to ss. 7121 of the Code. The Company is not and never has been a "personal holding company" as defined under Section 541 of the Code. There has not been any audit of any tax return filed by the Company, no such audit is in progress, and the Company has not been notified by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes. To the best of the Company's knowledge, the Company does not have any liability for the Taxes of any person or entity other than the Company.

      3.12 Contracts and Commitments. Except as provided on Schedule 3.12, and except for contracts, obligations and commitments (if any) that may be duly approved by the Board between the First Closing and the Second Closing, the Company is not a party to any Material Contract. The Company does not know of any basis for the termination, expiration or modification of any such Material Contracts. Neither the Company nor any other party thereto is in default under any Material Contract and, to the best knowledge of the Company, there is no state of facts which upon notice or lapse of time or both would constitute such a default. The Company is not a party to any contract or arrangement which under circumstances now foreseeable is likely to have a materially adverse effect on the assets, liabilities, business, condition, financial or otherwise, or prospects of the Company. The Company does not have any liability for renegotiation of any government contracts or subcontracts.

3.13 Intellectual Property.

            (a) Schedule 3.13 sets forth all Patents, Trademarks and registered Copyrights owned by, and applications for any of the above filed by, the Company specifying as to each item, as applicable: (i) the category of Intellectual Property; (ii) the jurisdiction in which the item is issued or registered or in which any application for issuance or registration has been filed, including the respective issuance, registration or application number; (iii) the date of application, issuance or registration; and (iv) with respect to any Trademarks, the class or classes of goods or services on which each such Trademark is or is intended to be used. None of the Intellectual Property of the Company is subject to any outstanding Judgment, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company, threatened, which challenges the validity, enforceability, use or ownership of the Intellectual Property of the Company, nor does the Company know of any valid basis for any such claim.

            (b) Schedule 3.13 sets forth all licenses, sublicenses and other agreements under which the Company is either a licensor or licensee of any Intellectual Property, except such licenses, sublicenses and other agreements relating to prepackaged software used solely on the computers of the Company. The Company has substantially performed all obligations imposed upon it thereunder, and neither the Company nor, to the knowledge of the Company, any other party thereto, is in breach of or default thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. All of the licenses listed on Schedule 3.13 are valid, enforceable and in full force and effect, and will continue to be so on identical terms as of both the First Closing and the Second Closing, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

            (c) To the knowledge of the Company, none of the Intellectual Property currently sold or licensed by the Company to any Person or used by or licensed to the Company infringes upon or otherwise violates any Intellectual Property rights of others. No claim is pending or, to the knowledge of the Company, threatened which challenges the freedom of the Company to conduct its business as presently conducted.

            (d) No litigation, action, suit, proceeding, arbitration, claim, complaint, dispute or investigation is pending or, to the knowledge of the Company, threatened against the Company, contesting the right of the Company to sell or license to any Person or use the Intellectual Property presently sold or licensed to such Person or used by the Company, nor does the Company know of any valid basis for any such claim.

            (e) To the knowledge of the Company, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company.

            (f) Except as set forth on Schedule 3.13, the Company has not agreed to indemnify any person against any charge of infringement or other violation with respect to any Intellectual Property owned or used by the Company.

            (g) No former employer of any employee of the Company, and no current or former client of any consultant of the Company, has made a claim against the Company or, to the knowledge of the Company, against any other Person, that such employee or such consultant is utilizing proprietary information of such former employer or client.

            (h) Except as set forth on Schedule 3.13, the Company is not a party to or bound by and, upon the consummation of the transactions contemplated by this Agreement, will not be a party to or bound by, any license or other agreement requiring the payment of any material royalty payment, excluding such agreements relating to prepackaged software licensed for use solely on the computers of the Company.

            (i) To the knowledge of the Company, no employee of the Company is in violation of any Requirement of Law applicable to such employee's employment, or any term of any employment agreement, patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with the Company.

            (j) Since January 1995, each employee and officer of the Company who has had access to Company technology relating to OptiMark(TM) (fka MJTX) has executed an agreement regarding confidentiality, proprietary information and assignment of inventions to the Company and, to the knowledge of the Company, none of such employees and officers are in violation of such agreements.

            (k) To the knowledge of the Company, none of the Trade Secrets of the Company, the value of which is contingent upon the continued maintenance of the confidentiality thereof, has been disclosed to any Person other than employees, representatives and agents of the Company, except (A) where the Company determined that such disclosure was necessary to conduct the business of the Company, such disclosure not having a material adverse effect on the Company, (B) as required pursuant to the filing of a patent application by the Company, or (C) under a confidentiality agreement.

            (l) The Company has the exclusive right to file, procure and maintain all applications and registrations for the Intellectual Property owned by the Company.

            (m) To the present knowledge of the Company, all Patents, Trademarks and Copyrights owned by the Company are valid and subsisting. The Company has taken commercially reasonable efforts to maintain and protect its Intellectual Property.

            (n) The Intellectual Property owned by the Company is free and clear of all Liens.

      3.14 Litigation. There is no litigation, arbitration or governmental proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, which could, if adversely determined, (i) call into question the validity or hinder the enforceability or performance of the Transaction Documents or the agreements and transactions contemplated thereby or (ii) have a materially adverse effect on the assets, liabilities, business, condition (financial or otherwise), or prospects of the Company; nor, to the best knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted.

      3.15 Offerees. Neither the Company nor anyone acting on its behalf has sold, offered or solicited offers to buy any securities of the Company so as to bring the offer, issuance or sale of the Preferred Shares or the Conversion Shares, as contemplated by this Agreement, within the provisions of Section 5 of the 1933 Act, unless such offer, issuance or sale was within the exemptions of the 1933 Act. Assuming the accuracy of the representations of the Investors in
Section 4, below, the Company has complied with all Securities Laws in connection with the issuance and sale of the Preferred Shares.

      3.16 Business: Compliance with Laws. The Company has all material franchises, permits, licenses, orders, approvals and all other rights and privileges necessary to permit it to own its property and to conduct its business as it is presently conducted and as it is presently contemplated to be conducted (collectively, "Permits"). Such Permits are in full force and effect. The Company is not in violation in any respect of any Requirement of Law, Judgment or Permit. The Company is in compliance, in all respects, with all material federal, state and local laws and regulations (including all applicable environmental laws and regulations, whether material or immaterial) relating to its business as presently conducted. Neither the Company nor any officer or director of the Company has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for its or his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any Judgment (not subsequently reversed, suspended or vacated) permanently or temporarily enjoining it or him from, or otherwise imposing limits or conditions on its or his, engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

      3.17 Information Supplied to Investors. Neither the Transaction Documents, nor the Schedules and Exhibits attached thereto or any document referenced therein, nor any certificate, projection or statement (whether oral or written) furnished to the Investors by or on behalf of the Company (including, without limitation, (i) the undated memorandum entitled "Restructuring", (ii) the Information Statement dated April 11, 1996, and (iii) the Results of Annual Meeting of Shareholders dated May 17, 1996), contains any untrue statement of a material fact, and none of the Transaction Documents, the Schedules and Exhibits attached thereto or such other documents, certificates, projections or statements referenced therein omits to state a material fact necessary in order to make the statements contained therein not misleading. There is no material fact directly relating to the assets, liabilities, business, condition (financial or otherwise) or prospects of the Company (other than facts which relate to general economic trends or conditions) known to the Company that materially adversely affects or in the future may reasonably be expected to be materially adversely affect the same that has not been set forth in this Agreement or in the Schedules and Exhibits attached hereto.

      3.18 Investment Banking: Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby and there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith. The Company agrees to indemnify and hold the Investors harmless from any Losses they may suffer or incur as a result of a breach of this representation (including any dilution or diminution in value of their investment in the Company).

      3.19 Environmental Matters.

            (a) The Company has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Material. No Hazardous Material has ever been or, to the best knowledge of the Company, is threatened to be spilled, released, or disposed of by the Company, at any site presently or formerly owned, operated, leased, or used by the Company, or has ever come to be located in the soil or groundwater at any such site. No Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by the Company for treatment, storage, or disposal at any other place. To the best knowledge of the Company, the Company presently does not own, operate, lease, or use, nor has the Company previously owned, operated, leased, or used, any site on which underground storage tanks are or were located. No Lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company with the presence of any Hazardous Material and based upon any action or inaction of the Company.

            (b) The Company has no liability under, nor has it ever violated in any respect, any Environmental Law. The Company, any property owned, operated, leased, or used by the Company, and any facilities and operations thereon are presently in compliance in all respects with all applicable Environmental Laws. The Company has never entered into or been subject to any Judgment with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law. None of the foregoing items enumerated in this paragraph will be forthcoming.

            (c) For purposes of this ss. 3.19, the term "Company" shall include the Company, its Subsidiaries and their Affiliates, and any predecessors of the Company, its Subsidiaries and their Affiliates.

      3.20 Employee Benefit Programs.

            (a) Schedule 3.20 sets forth a list of every Employee Program that has been maintained by the Company at any time during the three-year period ending on the First Closing.

            (b) Each Employee Program which has ever been maintained by the Company and which has at any time been intended to qualify under ss. 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and to the best knowledge of the Company has, in fact, been continuously qualified under the applicable section of the Code since the effective date of such Employee Program. No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

            (c) Each Employee Program that has ever been maintained by the Company has been maintained in compliance with all applicable laws. With respect to any Employee Program ever maintained by the Company, there has occurred no "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code (for which there exists neither a statutory nor regulatory exception), or material breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan or to any person in regard to such plan), which could result, directly or indirectly (including, without limitation, through any obligation of indemnification or contribution), in any taxes, penalties or other liability to the Company or any of its affiliates. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the best knowledge of the Company, threatened with respect to any such Employee Program.

            (d) Neither the Company nor any Affiliate (i) has ever maintained any Employee Program which has been subject to Title IV of ERISA or Section 412 of the Code (including, but not limited to, any Multiemployer Plan) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

            (e) With respect to each Employee Program maintained by or on behalf of the Company or any Affiliate within the three (3) years preceding the Closing, complete and correct copies of the following documents (if applicable to such Employee Program) have been made available to the Investors: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements), as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code ss. 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto;
(iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy and any excess loss policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) all other materials reasonably necessary for the Company to perform any of its responsibilities with respect to any Employee Program subsequent to the Closing (including, without limitation, health care continuation requirements).

            (f) With respect to each Employee Program maintained by the Company or its Affiliates, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company could, directly or indirectly (through a Commonly Controlled Entity or otherwise), be subject to any liability under ERISA, the Code or any other applicable law, except liability for benefits claims and funding obligations payable in the ordinary course.

            (g) Each Employee Program maintained by the Company or Affiliate that is a "group health plan" (as defined in ERISA ss. 607(1) or Code ss. 500 1(b)(1)) has been operated at all times in compliance with the provisions of COBRA and any applicable, similar state law.

            (h) The consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Code ss. 280G(b); or (iv) constitute or involve a prohibited transaction (as defined in ERISA ss. 502(1)) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

      3.21 Product and Services Claims. There are no pending or, to the best of the Company's knowledge, threatened product or service claims with respect to any products manufactured or services provided by the Company nor are there any facts upon which a claim of such nature could reasonably be anticipated to be based. The Company does not have any contractual liability for breach of warranty or service claims. No claims have been made against the Company for renegotiation or price redetermination of any business transaction resulting from or relating to defective products or services, and, to the best of the Company's knowledge, there are no facts upon which any such claim should reasonably be anticipated to be based.

      3.22 Employees: Labor Matters. As of the First Closing, the Company employs a total of approximately 13 full-time employees and one temporary part-time employee. The Company believes it enjoys good employer-employee relationships. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed to the date hereof or amounts required to be reimbursed to such employees. The Company does not have any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in Schedule
3.22. All of the Company's programs and arrangements in connection with the payment of commissions are described in Schedule 3.22. To the best of the Company's knowledge, the Company is in material compliance with all Requirements of Law respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or, to the best of the Company's knowledge, threatened against or involving the Company. The Company has not received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. To the best of the Company's knowledge, the Company is, and at all times since November 6, 1986 has been, in material compliance with the requirements of the Immigration Reform Control Act of 1986.

      3.23 Trade Relations. To the best knowledge of the Company, there exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company with any customer or any group of customers whose purchases are individually or in the aggregate material to the business of the Company, or with any material supplier.

      3.24 Corporate Records; Copies of Documents. The corporate record books of the Company accurately record all corporate action taken by its stockholders, Board and committees. The copies of the corporate records of the Company, as made available to the Investors for review, are true and complete copies of the originals of such documents. The Company has made available for inspection by the Investors true and correct copies of all documents referred to in this
Section 3.24 or in the Schedules delivered pursuant to this Agreement.

      3.25 Affiliate Transactions. Except as set forth in Schedule 3.25 hereto, neither the Company nor, to the best of the Company's knowledge, any officer, employee or director of the Company owns or controls, directly or indirectly, on an individual or joint basis, any interest in (excepting less than 1% stockholding for investment purposes in securities of publicly-held companies) or serves as an officer, director, employee, consultant, partner or in another similar capacity of, any competitor, supplier, lessor, lessee, distributor, sales agent or customer of or lender to or borrower from, the Company.

      3.26 Insurance. Schedule 3.26 lists all of the insurance policies held by or on behalf of the Company as of the First Closing, with the effective date and coverage amounts indicated thereon. Except as set forth on Schedule 3.26, such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect. None of such policies will be affected by, or terminate or lapse by reason of, any transaction contemplated by this Agreement or any transaction contemplated hereunder.

      3.27 FIRPTA. The Company is not a "foreign person" within the meaning of
Section 1445 of the Code.

      3.28 Investment Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      3.29 Restructuring. Except for the actions described in Schedule 3.4, (a) the Restructuring was completed prior to June 30, 1996, and (b) all of the Company's Subsidiaries have been dissolved and each Subsidiary's affairs has been wound-up in accordance with each Subsidiary's applicable law.

      3.30 PSE-OptiMark Agreement. The PSE-OptiMark Agreement is in full force and effect and binding upon the Company and PSE in accordance with its terms. The Company is not in breach and, to the best of the Company's knowledge, PSE is not in breach of the PSE-OptiMark Agreement. Regulatory Approval (as defined in the PSE-OptiMark Agreement) has not been denied by the SEC. Neither the Company nor PSE has "Terminated" the PSE-OptiMark Agreement (as defined therein), nor do any grounds exist for the Termination of the PSE-OptiMark Agreement by either party thereto.

SECTION 4 INVESTOR REPRESENTATIONS

      To induce the Company to enter into this Agreement, each Investor hereby severally and not jointly represents to the Company as follows:

      4.1 Authorization. The execution of this Agreement and all other documents executed pursuant to hereto have been duly authorized by all necessary action on the part of the Investor, has been duly executed and delivered, and constitutes a valid, binding and enforceable agreement of the Investor.

      4.2 Investment Intent. The Investor is acquiring the Preferred Shares for its own account, for investment, and not with a present view to any "distribution" thereof within the meaning of the 1933 Act. The Investor was not formed or organized for the purpose of acquiring the Preferred Shares.

      4.3 Restrictions on Transfer. The Investor understands that, because the Preferred Shares have not been registered under the Securities Laws, the Investor cannot dispose of any or all of the Preferred Shares or the Conversion Shares unless such Securities are subsequently registered under the Securities Laws or exemptions from such registration are available. The Investor understands that each certificate representing the Preferred Shares and the Conversion Shares will bear a legend substantially as follows:

      The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state. These securities may not be sold, pledged or otherwise transferred except pursuant to an effective registration statement under the securities laws or a written opinion of counsel reasonably satisfactory to the Company that such registration is not required.

      4.4 Sophistication. The Investor is sufficiently knowledgeable and experienced in the making of venture capital investments so as to be able to evaluate the risks and merits of its investment in the Company, and is able to bear the economic risk of loss of its investment in the Company.

      4.5 Reliance by Company. The Investor has been advised that the Preferred Shares have not been and are not being registered under the Securities Laws and that in issuing the Preferred Shares the Company is relying upon, among other things, the representations and warranties of the Investors contained in this
Section 4.

      4.6 Brokers. No broker, finder, agent or similar intermediary has acted on behalf of the Investor in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith.

      4.7 Accreditation. The Investor is an "accredited investor" as that term is defined under Regulation D adopted under the 1933 Act.

SECTION 5 INDEMNIFICATION

      5.1 General.

            (a) The Company shall, to the full extent permitted by law, and in addition to any such rights which any Indemnified Party (as defined herein) may have pursuant to statute, common law, separate agreement, the Company's Certificate of Incorporation or By-laws, or otherwise, indemnify, defend and hold harmless each Investor (including its respective subsidiaries, affiliates, directors, officers, members, partners, employees and agents, an "Indemnified Investor") and each person (a "Controlling Person" and, collectively with Indenmified Investors, the "Indemnified Parties") who controls any of them within the meaning of Section 15 of the 1933 Act, from and against any and all Losses (including Losses incurred by the Indemnified Party in any action between the Company and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from, arising out of or relating to (i) any breach of any representation or warranty, covenant or agreement by the Company in the Transaction Documents and/or any Certificate or Schedule delivered by the Company pursuant thereto, including, without limitation, any legal, administrative or other actions (including actions brought by the Investors or the Company or any equity holders of the Company or derivative actions brought by any Person claiming through or in the Company's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Transaction Documents and/or any Certificate or Schedule delivered by the Company pursuant thereto, the transactions contemplated thereby, or any Indemnified Party's role therein or in transactions contemplated thereby; (ii) by reason of their status as a security holder, creditor, director, agent, representative or controlling person of the Company (including, without limitation, any and all Losses under the Securities Laws, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of the Securities or to any fiduciary obligation owed with respect thereto); provided, however, that the Company will not be liable to the extent that Losses arise from and are based on an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with information furnished to the Company by or on behalf of such Indemnified Party. The indemnification and contribution provided for in this Section 5.1 will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Parties or any officer, director, employee, agent or Controlling Person of the Indemnified Parties.

            (b) If the indemnification provided for in this Section 5.1 is for any reason held by a court of competent jurisdiction to be unavailable to an Indemnified Party in respect of any Losses referred to above, then the Company, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses
(i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Investors, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Investors in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations. In connection with any registration of the Company's securities, the relative benefits received by the Company and the Investors shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and the Investors, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the securities so offered. The relative fault of the Company and the Investors shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Investors and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

            (c) The Company and the Investors agree that it would not be just and equitable if contribution pursuant to the foregoing paragraph (b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the foregoing paragraph (b). In connection with any registration of the Company's securities, in no event shall an Investor be required to contribute any amount under this Section 5.1 in excess of the lesser of (i) that proportion of the total of such Losses indemnified against equal to the proportion of the total securities sold under such registration statement which is being sold by such Investors or (ii) the proceeds received by such Investor from its sale of securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of the Securities Laws) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

      5.2 Notice; Defense of Claims.

            (a) Promptly after receipt by an Indemnified Party of notice of any third party or other claim, liability or expense to which the indemnification obligations hereunder would apply, including in connection with any governmental proceeding, the Indemnified Party shall give notice thereof in writing to the indemnifying party or parties, but the omission to so notify the indemnifying party or parties promptly will not relieve the indemnifying party or parties from any liability except to the extent that the indemnifying party or parties shall have been materially prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

            (b) In the case of any third party claim, if within twenty (20) days after receiving the notice described in the preceding paragraph the indemnifying party or parties (i) give written notice to the Indemnified Parties stating that they intend to defend in good faith against such claim, liability or expense at their own cost and expense and (ii) provide assurance and security reasonably acceptable to such Indemnified Parties that such indemnification will be paid fully and promptly if required and such Indemnified Parties will not incur cost or expense during the proceeding, then counsel for the defense shall be selected by the indemnifying party or parties (subject to the consent of such Indemnified Parties which consent shall not be unreasonably withheld) and such Indemnified

Parties shall not be eligible for any payment with respect to such claim, liability or expense as long as the indemnifying party or parties are conducting a good faith and diligent defense at their own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party or parties shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the indemnifying party or parties assume such defense in accordance with the preceding sentence, they shall have the right, with the consent of such Indemnified Parties, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying party or parties' obligation to indemnify such Indemnified Parties therefor will be fully satisfied and the settlement includes a complete release of such Indemnified Parties. The indemnifying party or parties shall keep the such Indemnified Parties apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such Indemnified Parties with all documents and information that such Indemnified Parties shall reasonably request and shall consult with such Indemnified Parties prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such Indemnified Parties shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party or parties and the Indemnified Parties and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for such Indemnified Parties shall be paid by the indemnifying party or parties. If no such notice of intent to dispute and defend is given by the indemnifying party or parties, or if such diligent good faith defense is not being or ceases to be conducted, such Indemnified Parties shall, at the expense of the indemnifying party or parties, undertake the defense of (with counsel selected by such Indemnified Parties), and shall have the right to compromise or settle, such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party or parties, then such Indemnified Parties shall make available all information and assistance that the indemnifying party or parties may reasonably request and shall cooperate with the indemnifying party or parties in such defense.

      5.3 Satisfaction of Indemnification Obligations. Any indemnity payable pursuant to this Section 5 shall be paid within the later of (a) thirty (30) days after the Indemnified Party's request therefor or (b) after a final non-appealable determination of Loss, and ten (10) days prior to the date on which the Loss upon which the indemnity is based is required to be satisfied by the Indemnified Party, if applicable.

SECTION 6 GENERAL

      6.1 Amendments: Waivers and Consents. For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein, no course of dealing between the Company on the one hand and any Investor on the other and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. Except as otherwise provided herein or therein, amendments in or additions to, and any consents required by, this

Agreement may be made, and compliance with any term, covenant, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) by a Consent of the Investors and (in the case of any such amendment or addition) the Company. Any amendment or waiver effected in accordance with this Section 6.1 shall be binding upon each holder of Preferred Shares and the Conversion Shares, each future holder of all such Securities, and the Company.

      6.2 Survival of Representations, Warranties and Covenants; Assignability of Rights. All covenants, agreements, representations and warranties of the Company made herein and in the Schedules and Exhibits delivered or furnished by or on behalf of the Company to any Investor in connection herewith shall be deemed material and to have been relied upon by such Investor, and, except as otherwise provided in this Agreement, shall survive the delivery of the Securities indefinitely, regardless of any instruction or any investigation by or on behalf of the Investors, and shall not merge in the performance of any obligation and shall bind the Company's successors, assigns and heirs, whether so expressed or not. Except as otherwise provided in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Investors successors and assigns and to transferees of the Securities, whether so expressed or not. The representations and warranties made by the Investors in Section 4 of this Agreement shall survive the delivery of the Securities and shall bind the Investors' successors and assigns and shall inure to the benefit of the Company's successors and assigns.

      6.3 Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law.

      6.4 Section Headings; Counterparts. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

      6.5 Notices and Demands. Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto or thereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served and received for all purposes upon the earlier to occur of actual delivery or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or by express delivery providing receipt of delivery, to the following addresses: if to the Company, at its address as shown on the signature page hereof, or at any other address designated by the Company to each of the Investors in writing; if to an Investor, at its mailing address as shown on
Schedule 2.1 hereto, or at any other address designated by such Investor to the Company and the other Investors in writing; and if to an assignee of an Investor, at its address as designated to the Company and the other Investors in writing.

      6.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

      6.7 Expenses. The Company shall pay its costs and expenses, and each of the Investors shall pay its respective costs and expenses, incurred with respect to the negotiation, execution, delivery and performance of this Agreement and the agreements, documents and instruments contemplated hereby or executed pursuant hereto.

      6.8 Publicity. Except as may be required by applicable Requirement of Law, none of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning the Transaction Documents (other than the PSE-OptiMark Agreement) or the transactions contemplated thereby, without prior approval by the Company and Consent of the Investors; provided, however, that nothing in this Agreement shall restrict any Investor from disclosing information (a) that is already publicly available; (b) to a prospective transferee in connection with any contemplated transfer of any of the Preferred Shares or Conversion Shares; and (c) to its attorneys, accountants, consultants and other advisors to the extent necessary to obtain their services in connection with such Investor's investment in the Company. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

      6.9 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental agency or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

      6.10 Integration. This Agreement together with the other Transaction Documents, including the Schedules, Exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument as of the day and year first above written.

                              Company:

                                 OptiMark Technologies, Inc.


                                 By: /s/ William A. Lupien
                                     -------------------------------------------
                                     William A. Lupien, Chief Executive Officer


                              Investors:

                                 General Atlantic Partners 35, L.P.

                                 By: General Atlantic Partners, LLC, its General
                                     Partner


                                 By: /s/ J. Michael Cline
                                     -------------------------------------------
                                     A Managing Member


                                 GAP Coinvestment Partners, L.P.


                                 By: /s/ J. Michael Cline
                                     -------------------------------------------
                                     General Partner


                                 Dow Jones & Company, Inc.


                                 By: /s/ Carl M. Valenti
                                     -------------------------------------------
                                     Title: Senior Vice President
                                            ------------------------------------

                                 /s/ Alice L. Walton
                                 -----------------------------------------------
                                 Alice L. Walton

                                  Schedule 2.1

                                         First Closing             Second Closing
                                         -------------             --------------

Investor                              Shares      Price       Shares       Price
--------                              ------      -----       ------       -----
General Atlantic Partners 35, L.P.   348,826   $2,556,895     813,927    $5,966,085
3 Pickwick Plaza
Greenwich, CT 06830

GAP Coinvestment Partners, L.P.       60,451      443,105     141,053     1,033,915
3 Pickwick Plaza
Greenwich, CT 06830

Dow Jones & Company, Inc.            204,639    1,500,000     477,490     3,500,000
200 Liberty Street
New York, NY 10281

Alice L. Walton                       40,928      300,000      95,498       700,000
The Llama Company
One McIlroy Plaza, Suite 302
Fayetteville, AR 72701
                                     -------   ----------   ---------   -----------
                         TOTALS      654,844   $4,800,000   1,527,968   $11,200,000